UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

(Check one):   [x] Form 10-K  [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q
               [ ] Form 10-D  [ ] Form N-SAR  [ ] Form N-CSR

               For Period Ended:    December 31, 2008
                                    _________________
               [ ] Transition report on Form 10-K
               [ ] Transition Report on Form 20-F
               [ ] Transition Report on Form 11-K
               [ ] Transition Report on Form 10-Q
               [ ] Transition Report on Form N-SAR

               For the Transition Period Ended: ___________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
___________________________________________________________________________

PART I - REGISTRANT INFORMATION

     IGENE BIOTECHNOLOGY, INC.
     ______________________________________________________________________
     Full Name of Registrant

     N/A
     ______________________________________________________________________
     Form Name if Applicable

     9110 Red Branch Road
     ______________________________________________________________________
     Address of Principal Executive Office (Street and Number)

     Columbia, Maryland  21045-2024
     ______________________________________________________________________
     City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar
 [x] day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant encountered technical difficulties when attempting to electronically file its annual report on Form 10-K for the year ended December 31, 2008 on the afternoon of March 31, 2009. These technical difficulties caused the report to be filed at 5:43 pm on March 31, 2009.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Edward J. Weisberger                 410                997-2599
     _____________________________    ___________      ____________________
                (Name)                (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
     filed?   If answer is no, identify report(s).   Yes  [x]   No  [ ]

     ______________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
     report or portion thereof?                      Yes  [ ]   No  [x]

     If  so,  attach  an  explanation  of  the  anticipated  change,   both
     narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                         IGENE BIOTECHNOLOGY, INC.
               ____________________________________________
               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


DATE:  April 1, 2009                 By:  /s/ EDWARD J. WEISBERGER
       _____________   				____________________________
                                              EDWARD J. WEISBERGER
                                              Chief Financial Officer